EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

     The Registrant, Champion Industries, Inc., a West Virginia corporation, does business under the trade name “Chapman Printing Company”. Its wholly owned subsidiaries are:

1.	The Chapman Printing Company, Inc., a West Virginia corporation.

2.	Stationers, Inc., a West Virginia corporation (doing business in Ohio as “Garrison Brewer”).

3.	Bourque Printing, Inc., a Louisiana corporation.

4.	Dallas Printing Company, Inc., a Mississippi corporation.

5.	Carolina Cut Sheets, Inc., a West Virginia corporation.

6.	U.S. Tag & Ticket Company, Inc., a Maryland corporation.

7.	Donihe Graphics, Inc., a Tennessee corporation.

8.	Smith & Butterfield Co., Inc., an Indiana corporation.

9.	The Merten Company, an Ohio corporation.

10.	Interform Corporation, a Pennsylvania corporation.

11.	CHMP Leasing, Inc., a West Virginia corporation.

12.	Blue Ridge Printing Co., Inc., a North Carolina corporation.

13.	Rose City Press, a West Virginia corporation

14.	Capitol Business Equipment, Inc., a West Virginia corporation

15.	Thompson’s of Morgantown, Inc., a West Virginia corporation

16.	Independent Printing Service, Inc., an Indiana corporation

17.	Diez Business Machines, Inc., a Louisiana corporation

18.	Transdata Systems, Inc., a Louisiana corporation